Exhibit 10.2

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into as of September 27, 2017 by and between DENTSPLY SIRONA Inc. (the “Company”) and Robert Size, an individual (the “Executive” and, together with the Company, the “Parties” and each a “Party”).
RECITALS
WHEREAS, the Parties intend that, effective September 28, 2017 (the “Effective Date”), Executive shall commence employment as the Company’s Interim President and Chief Operating Officer pursuant to and for such period as is specified in this Agreement;
WHEREAS, the Company intends to hire a chief operating officer on a permanent basis (such individual, as and when he or she assumes office as such, the “Permanent COO”); and
WHEREAS, Executive currently serves as an advisor to the Executive Chairman of the Company pursuant to the letter agreement by and between the Company and Executive dated June 28, 2017, was previously employed as a Senior Vice President of the Company pursuant to the Amended and Restated Employment by and between the Company and Executive dated February 19, 2008, as supplemented in relevant part by the letter agreement by and between the Company and Executive dated February 24, 2017 (such agreements, the “Prior Agreements”).
NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, it is agreed as follows:
1.    Term. The term of Executive’s employment under this Agreement (the “Employment Term”) shall be for the period commencing upon the Effective Date and, except to the extent it shall terminate earlier as provided herein, shall continue through December 31, 2018, provided that, in any event, the Employment Term shall expire on the date the Permanent COO assumes office as such.

2.    Employment. During the Employment Term:

(a)    Position, Duties and Reporting. Executive shall be employed by the Company and shall serve as Interim President and Chief Operating Officer of the Company. Executive shall report directly to the Interim Chief Executive Officer or, on and following the date a permanent Chief Executive Officer assumes office, the Chief Executive Officer, in his capacity as Interim President and Chief Operating Officer of the Company. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities.

(b)    Other Positions; Resignation. At the time of his termination of employment with the Company for any reason, Executive shall resign and shall be deemed to have resigned from each position he holds with the Company or its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended (each, an “Affiliate”). The preceding sentence shall survive any termination of the Employment Term.

(c)    Other Activities. Excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.

(d)    Employment Location. Executive’s principal place of employment shall be located at the headquarters of the Company in York, Pennsylvania, provided that Executive shall travel and shall temporarily render services at other locations as may reasonably be required by his duties hereunder. The Company shall provide business travel accommodation to Executive in accordance with its policies applicable to senior executives of the Company generally.

(e)    Company Policies. Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives of the Company, including without limitation any policy restricting pledging and hedging investments in Company equity by Company executives and any policy the Company adopts regarding the recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable stock exchange listing rules. This Section 2(e) shall survive the termination of the Employment Term.

3.    Base Compensation.

(a)    Base Salary. During the Employment Term, Executive shall be paid a base salary at an annualized rate of $709,650 (“Base Salary”) in accordance with the Company’s regular payroll practices as in effect from time to time.

(b)    Annual Bonus. During the Employment Term, Executive shall be eligible to receive, in respect of calendar year 2017 and 2018, as the case may be, a target annual cash bonus of 90% of Base Salary (the “Target Bonus”) based on the achievement of such performance criteria as may be established by the Human Resources Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), provided, that for the portion of the Employment Term in the calendar year 2017, the Target Bonus shall be prorated to reflect the portion of the year on and following the Effective Date.

4.    Long-Term Incentive Award. The Company hereby grants to Executive long-term incentive compensation awards with a grant date fair value for financial accounting purposes of $1,995,000 (based on target performance as applicable), 30% of which will be in the form of nonqualified stock options (the “Option Grant”), 30% in the form of restricted stock units (the “RSU Grant”) and 40% in the form of performance-based stock units (the “PRSU Grant”), in each case subject to forms of award attached hereto as Exhibit A, Exhibit B and Exhibit C, respectively.

5.    Other Benefits. During the Employment Term:

(a)    Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and its Affiliates on the same basis and terms as are applicable to senior executives of the Company generally.

(b)    Business Expenses. Upon submission of proper invoices in accordance with, and subject to, the normal policies and procedures of the Company and its Affiliates, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by him in connection with the performance of his duties hereunder.

(c)    Paid Time Off. Executive shall be eligible for paid time off in accordance with the policies as periodically established for senior executives of the Company.

6.    Termination Events. Executive’s employment with the Company and its Affiliates hereunder may be terminated under the circumstances set forth below in this Section 6:

(a)    Death. Executive’s employment shall be terminated as of the date of Executive’s death.

(b)    Disability. The Company may terminate Executive’s employment upon and at any time during the continuance of his disability within the meaning of the long-term disability plan maintained by the Company or its Affiliates in respect of senior executives of the Company as in effect from time to time (“Disability”).

(c)    By the Company. The Company may terminate Executive’s employment (either for Cause or without Cause) effective as of the date specified in the applicable Notice of Termination (as defined below). For purposes of this Agreement, “Cause” shall mean (i) that a majority, plus at least one, of the members of the Board has determined that (A) Executive has committed an act of fraud against the Company, or (b) Executive has committed an act of malfeasance, recklessness or gross negligence against the Company that is materially injurious to the Company or its customers; or (ii) Executive has materially breached the terms of this Agreement; or (iii) Executive’s indictment for, or conviction of, or pleading no contest to, a felony or a crime involving Executive’s moral turpitude. Notwithstanding the foregoing, clauses (i) - (iii) shall not constitute “Cause” unless and until the Company has: (x) provided Executive, within 60 days of any Company director’s knowledge of the occurrence of the facts and circumstances underlying such Cause event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (y) provided Executive with an opportunity to cure the same (if curable) within 30 days after the receipt of such notice.

(d)    By Executive. Executive may terminate his employment effective as of the date specified in the applicable Notice of Termination.

Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid the imposition of a tax under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall not be considered to have terminated employment with the Company and its Affiliates for purposes of this Agreement until he would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A.

7.    Termination Procedures.

(a)    Notice of Termination. Any purported termination of Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination provided in accordance with Section 10(c) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) specify the Date of Termination (as defined below) and (iii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

(b)    Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (ii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

8.    Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term or as otherwise provided in subsection (d) below, Executive (or his estate, as the case may be) shall be entitled to compensation and benefits as follows:

(a)    the Company shall pay or cause to be paid (i) any unpaid Base Salary earned by Executive, and any unused paid time off accrued by Executive, through the Date of Termination, (ii) any expenses incurred but not yet reimbursed in accordance with Section 5(b) hereof and (iii) any vested employee benefits to which Executive is entitled as of the Date of Termination under the employee benefit plans of the Company or an Affiliate;

(b)    subject to the Executive’s execution and nonrevocation of a release of claims in a customary and equitable form not more than fifty (50) days following his termination of employment (the “Release Requirement”), Executive shall receive from the Company (i) continued payment of Base Salary for fifteen (15) months and (ii) for fifteen (15) months, the monetary value of continued participation in the employee benefit plans as otherwise provided in the letter agreement by and between the Company and Executive dated February 24, 2017;

(c)    upon a termination of employment without Cause, the Option Grant shall vest and become exercisable, and the RSU Grant and the PRSU Grant shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreement based on the actual level of performance (but without regard to any otherwise applicable obligation to provide services); and

(d)    upon a termination by the Company without Cause or if the Employment Term expires because a Permanent COO (other than Executive) assumes office as such and Executive terminates his employment within five (5) days thereafter, then, subject to the Release Requirement, the Company shall pay to Executive, in a cash lump sum, the amount of Base Salary that he would have been paid had the Employment Term extended through December 31, 2018, and Executive shall be entitled to the annual cash bonus(es) (if and as and when otherwise payable) he would have received pursuant to Section 3(b) had his employment not terminated.

9.    Restrictive Covenants.

(a)    Confidential Information. Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during the Employment Term, the Company from time to time will provide Executive with access to Confidential Information and he will develop goodwill for the Company. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions, for which Executive agrees he received adequate consideration and which

Executive acknowledges are reasonable and necessary to protect the legitimate interests of the Company and represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(i)    Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(ii)    Executive shall not, at any time during the Restriction Period, directly or indirectly, engage or prepare to engage in any of the following activities: (A) solicit, divert or take away any customers, clients, or business acquisition or other business opportunity of the Company, (B) contact or solicit, with respect to hiring, or knowingly hire any employee of the Company or any person employed by the Company at any time during the 12-month period immediately preceding the Date of Termination, (C) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company, or (D) induce any distributor, representative or agent of the Company to terminate or modify its relationship with the Company.

(iii)    In the event the terms of this Section 9(a) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(iv)    As used in this Section 9(a), (A) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries; (B) the term “Business” shall mean the business of the Company and shall include (x) designing, developing, distributing, marketing or manufacturing dental products or (y) any other process, system, product or service marketed, sold or under development by the Company at any time during Executive’s employment with the Company; and (C) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending twenty-four (24) months following the Date of Termination for any reason.

(v)    Executive agrees, during the Employment Term and following the Date of Termination, to refrain from Disparaging (as defined below) the Company and its Affiliates, including any of its services, technologies, products, processes or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude Executive from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce Executive's rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn or are reasonably likely to impugn the character, integrity, reputation or abilities of the entities, persons, services, products, technologies, processes or practices listed in this Section 9(a)(v).

(vi)    Executive agrees that during the Restriction Period, Executive will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

(b)    Nondisclosure of Proprietary Information.

(i)    Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 9(b)(i) and (v), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible, intangible or electronic form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public or general industry knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 9(b)(i) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 9(b)(i). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(ii)    Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property (in whatever form) concerning the Company’s customers, business plans, marketing strategies, products, property, processes or Confidential Information.

(iii)    Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(iv)    As used in this Section 9(b) and Section 9(c), the term “Company” shall include the Company and its direct and indirect parents and subsidiaries.

(v)    Nothing in this Agreement shall prohibit Executive from (A) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 9(b)(iii) hereof), (B) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (C) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer of Executive, or (D) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, except where such correspondence, contracts and documents contain Confidential Information.

(vi)    Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company Group that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Executive understands that if Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement, or any other agreement that Executive has with the Company Group, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in this Agreement or any other agreement that Executive has with the Company Group shall prohibit or restrict Executive from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(c)    Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business (as defined in Section 9(a)), whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Employment Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions. During the Restriction Period, Executive shall assist Company and its nominee, at any time, in the protection of Company’s (or its Affiliates’) worldwide right, title and interest in and to Inventions and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

(d)    Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained in this Section 9 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in this Section 9, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

11.    Miscellaneous.

(a)    Identity of Company. For purposes of this Agreement, references to the Company include reference to its Affiliates as applicable.

(b)    Successors and Assigns.

(i)    This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

(ii)    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(c)    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including any Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to another Party or, if none, in the case of the Company or the Company, to the Company’s headquarters directed to the attention of the Company’s General Counsel and, in the case of Executive, to the most recent address shown in the personnel records of the Company or its Affiliates. All notices and communications shall be deemed to have been received on the date of personal delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(d)    Withholding. The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company or the Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(e)    Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(f)    Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A, the Dodd-Frank Wall Street Reform and Consumer Protection Act or other federal law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide (or cause to be provided) economically equivalent payments or benefits to Executive to the extent permitted by law.

(g)    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Pennsylvania applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(h)    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(i)    Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(j)    Construction. This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

(k)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or in .pdf format shall be deemed effective for all purposes.

(l)    Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(m)    Entire Agreement. This Agreement constitutes the entire agreement between Executive and the Company and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between Executive and the Company with respect to the subject matter hereof, including without limitation any term sheets or other similar presentations. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which Executive is a participant, including, for the avoidance of doubt and to the extent expressly provided in Section 8(b), the Prior Agreements (“Other Agreement”), this Agreement shall control unless such Other Agreement specifically refers to this Agreement as not so controlling.

(n)    Certain Executive Acknowledgments. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement. Executive acknowledges and agrees that this Agreement supersedes the Prior Agreements except as expressly provided in Section 8(b).

(o)    Indemnification; D&O Insurance. Executive shall be indemnified and held harmless (including advances of attorneys fees and costs, subject to a customary undertaking to refund such amounts if finally determined not to be so indemnifiable), and covered under any contract of directors and officers liability insurance in respect of his actions and omissions to act as an officer of the Company to the maximum extent permitted under the Company’s certificate of incorporation and by-laws and applicable law. This Section 10(o) shall survive the termination of Executive’s employment and the expiration of the Employment Term.

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the day and year first above written.
DENTSPLY SIRONA INC.

By:
Name:    Thomas Jetter
Title:    Lead Independent Director

EXECUTIVE

Robert Size

Exhibit A
FORM OF STOCK OPTION GRANT AGREEMENT

Dear Robert:
Pursuant to the terms and conditions of the Company's 2016 Omnibus Incentive Plan (the “Plan”) and the Employment Agreement by and between you and the Company dated September 28, 2017 (the “Employment Agreement”), you have been granted a Non-Qualified Stock Option to purchase [____] shares of Common Stock as outlined below (any capitalized terms used but not defined herein shall have the definitions given to such terms in the Plan).

Grant Date: September 28, 2017

Number of Shares Granted:    [_____]

Exercise Price:    [_____]

Expiration Date:    September 28, 2027

Vesting Schedule:    These stock options will vest on December 31, 2018, subject to your continuous employment by the Company through such date; provided, that these stock options will vest upon an earlier termination of employment by the Company without Cause (as defined in the Employment Agreement) or in the event of your death or Disability during the Employment Term (as defined in the Employment Agreement).

ACKNOWLEDGMENT

By my electronic signature, I hereby acknowledge receipt of this Award as of the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award and the Plan Exhibit B.

FORM OF RESTRICTED STOCK UNIT AGREEMENT

Dear Robert:
Pursuant to the terms and conditions of the Company's 2016 Omnibus Incentive Plan (the “Plan”) and the Employment Agreement by and between you and the Company dated September 28, 2017 (the “Employment Agreement”), you have been granted an award of restricted stock units (“RSUs”) as outlined below (“Award”) (any capitalized terms used but not defined herein shall have the definitions given to such terms in the Plan).

Granted To:     Robert Size            Grant Date: September 28, 2017

Number of RSUs:    [_____]

Service Vesting Schedule:
The RSUs will vest on December 31, 2018, subject to your continuous employment with the Company through such date; provided, that the RSUs will remain outstanding and will vest or be forfeited based solely on achievement of the Performance Requirements upon an earlier termination of employment by the Company without Cause (as defined in the Employment Agreement); provided, further, that in the event of your death or Disability during the Employment Term (as defined in the Employment Agreement), the RSUs will vest, the restrictions with respect to the RSUs shall lapse and the Performance Requirements shall be deemed achieved.

Performance Requirements:
Positive aggregate net income, excluding costs in the Restructuring, Impairment and Other Costs Line of the income statement of the Company from and following the period commencing on January 1, 2017 and ending on December 31, 2018 or, if earlier, the conclusion of the calendar quarter coincident or next following the date of any earlier vesting event (other than by reason of death or Disability).

This Award shall not entitle you to any rights of a stockholder except and to the extent that the Award is settled by the issuance of shares of Common Stock to you. The RSUs shall remain forfeitable at all times prior to the date on which they vest (the “Restricted Period”).

Prior to the date on which the Award vests, the Company shall credit to you, on each date that the Company pays a cash dividend to holders of Common Stock generally, Dividend Equivalent Rights (“DERs”) equal to the total number of whole RSUs and the associated DERs previously credited to you under this Award multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional amount resulting from such calculation shall be included in the DERs. The DERs so credited shall be subject to the same terms and conditions as the RSUs to which such DERs relate and the DERs shall be forfeited in the event that the RSUs with respect to which such DERs were credited are forfeited.

No shares of Common Stock shall be issued to you prior to the date on which the RSUs vest. As soon as administratively feasible after any RSUs and DERs have vested, the Company shall issue to you (which may be in book-entry form) one share of Common Stock in payment of each such vested whole RSU and DER (subject to tax withholding, as applicable, on such vested shares, and any deferral election authorized by the Committee).

You may not sell, pledge or otherwise transfer the RSUs or any rights under this Award during the Restricted Period.

The Plan is incorporated herein by this reference.

ACKNOWLEDGMENT

By my electronic signature, I hereby acknowledge receipt of this Award as of the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award and the Plan.

Exhibit C
FORM OF PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

Dear Robert:
Pursuant to the terms and conditions of the Company's 2016 Omnibus Incentive Plan (the “Plan”) and the Employment Agreement by and between you and the Company dated September 28, 2017 (the “Employment Agreement”), you have been granted an award of performance-based restricted stock units (“PRSUs”) as outlined below (“Award”) (any capitalized terms used but not defined herein shall have the definitions given to such terms in the Plan).

Granted To:     Robert Size            Grant Date: September 28, 2017

Number of PRSUs:    [_____]

Service Vesting Schedule:
The PRSUs will vest, if at all, on December 31, 2019 based on achievement of the Performance Requirements; provided, that the PRSUs will remain outstanding and will vest or be forfeited subject to your continuous employment with the Company through December 31, 2018 or upon an earlier termination of employment by the Company without Cause (as defined in the Employment Agreement); provided, further, that in the event of your death or Disability, the PRSUs will vest, the restrictions with respect to the PRSUs shall lapse and the Performance Requirements shall be deemed achieved at the target level of performance.

Performance Requirements:
Subject to the foregoing, the PRSUs have a three-year performance period with annual measurements and will vest on December 31, 2019. The number of PRSUs that you earn will be dependent on performance against the following targets.

50%
The annual performance measure is based on the target of 10% non-GAAP EPS growth over the previous year’s actual number. The chart below shows the annual performance measure for 2017, 2018 and 2019. The threshold attainment of 70% is achieved at 7.0% non-GAAP EPS growth and the maximum attainment of 200% is achieved at 15.0% non-GAAP EPS growth. The non-GAAP EPS growth will be calculated including currency impact and excluding 2017 annualization impacts on share count and EPS from the merger and purchase accounting.

Performance will be the better of (i) locked in payout attainment at the end of each year, ranging from 0% to 200% for each individual year or (ii) three year cumulative attainment reaching from 0% to 200% for the cumulative period.

Payout ranging from 0% to 200% at maximum.

50%
The annual performance measure is based on the target of 22% adjusted operating margin. The chart below shows the annual performance measure for 2017, 2018 and 2019. An attainment greater than 0% will be achieved with adjusted operating margin above 20%. The maximum attainment of 250% is achieved at 24.0% adjusted operating margin.

Target performance can be locked in at the end for 2017 and 2018 for at or above target performance. Operating margin is to be measured on a non-GAAP basis including currency impact.

Payout ranging from 0% to 250% at maximum.

2017 PRSU Performance Charts

Note: The non-GAAP EPS Growth will be calculated including currency impact and excluding 2017 annualization impacts on share count and EPS from the merger and purchase accounting. Performance will be interpolated between the percentages noted in the chart.

Note: The adjusted operating margin will be calculated including currency impact. Performance will be interpolated between the percentages noted in the chart.

This Award shall not entitle you to any rights of a stockholder except and to the extent that the Award is settled by the issuance of shares of Common Stock to you. The PRSUs shall remain forfeitable at all times prior to the date on which they vest (the “Restricted Period”).

Prior to the date on which the Award vests, the Company shall credit to you, on each date that the Company pays a cash dividend to holders of Common Stock generally, Dividend Equivalent Rights (“DERs”) equal to the total number of whole PRSUs and the associated DERs previously credited to you under this Award multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional amount resulting from such calculation shall be included in the DERs. The DERs so credited shall be subject to the same terms and conditions as the PRSUs to which such DERs relate and the DERs shall be forfeited in the event that the PRSUs with respect to which such DERs were credited are forfeited.

No shares of Common Stock shall be issued to you prior to the date on which the PRSUs vest. As soon as administratively feasible after any PRSUs and DERs have vested, the Company shall issue to you (which may be in book-entry form) one share of Common Stock in payment of each such vested whole PRSU and DER (subject to tax withholding, as applicable, on such vested shares, and any deferral election authorized by the Committee).

You may not sell, pledge or otherwise transfer the PRSUs or any rights under this Award during the Restricted Period.

The Plan is incorporated herein by this reference.

ACKNOWLEDGMENT

By my electronic signature, I hereby acknowledge receipt of this Award as of the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award and the Plan.